Exhibit 11

July 19, 2007

BlackRock Large Cap Series Funds, Inc.
800 Scudders Mill Road
Plainsboro, New Jersey 08536

Ladies and Gentlemen:

We have acted as special Maryland counsel to BlackRock Large Cap Series Funds, Inc., a Maryland corporation (the "Corporation"), in connection with that certain Agreement and Plan of Reorganization, dated as of July 16, 2007 (the "Agreement"), among Master Large Cap Series LLC, the Corporation, individually and with respect to BlackRock Large Cap Core Fund, a separate series of the Corporation ("Large Cap Core"), BlackRock FundsSM, a Massachusetts business trust ("BlackRock Funds"), individually and with respect to BlackRock Investment Trust, a separate series of BlackRock Funds ("Investment Trust"), pursuant to which Large Cap Core will acquire all of the assets of Investment Trust in exchange for the assumption of certain stated liabilities of Investment Trust and the issuance to Investment Trust of certain shares of common stock of Large Cap Core (the "Shares") having a net asset value equal to the value of the assets acquired by Large Cap Core reduced by the amount of the liabilities of Investment Trust assumed by Large Cap Core. This opinion is being furnished in connection with the registration under the Securities Act of 1933, as amended (the "Act"), by the Corporation of the Shares on Form N-14 (Securities Act File No. 333-143532) filed with the Securities and Exchange Commission on the date hereof (the "Registration Statement").

We have examined such records, certificates and documents as we deemed necessary for the purpose of this opinion. Based on that examination, we advise you that, subject to the approval of the Agreement by the Board of Trustees of BlackRock Funds and by the shareholders of Investment Trust, in our opinion the Shares have been duly and validly authorized and, when issued upon the terms set forth in the Agreement, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder. We express no opinion as to the laws of any state or jurisdiction other than, and our opinion expressed herein is limited to, the laws of the State of Maryland. Our opinion expressed herein is limited to the matters set forth in this letter and no other opinion should be inferred beyond the matters expressly stated.

Very truly yours,

Miles & Stockbridge P.C.


By: /s/ Christopher R. Johnson
    --------------------------
    Principal